FOR IMMEDIATE RELEASE

Contact:                                    For Investor and Analyst Inquiries:
Katie Cray                                  Carol DiRaimo
BNC                                         Vice President of Investor Relations
Kcray@bncpr.com                             Applebee's International, Inc.
(212) 253-4646                              Carol.DiRaimo@applebees.com
                                            (913) 967-4109

       APPLEBEE'S BRINGS RENOWNED CHEF AND FOOD NETWORK PERSONALITY TYLER
                          FLORENCE TO THE NEIGHBORHOOD
   Florence and Applebee's Step Up to the Table with One-of-a-Kind Partnership for Innovative Menu Items

OVERLAND PARK, KAN., August 25, 2006 - Applebee's International (Nasdaq: APPB), today announced that it has teamed with Tyler Florence, one of America's favorite chefs and star of the Food Network, in a groundbreaking partnership to bring the culinary creativity of a celebrity chef to more than 1,800 Applebee's Neighborhood Grill & Bar restaurants across the country.

Indicative of its commitment to bringing great-tasting food at neighborhood prices to diners across the country, Applebee's invited Florence into its kitchen to create four exclusive menu items that will be available beginning September 18. Applebee's will be the first national casual dining establishment of its kind to offer celebrity chef menu items and the only casual dining restaurant in which Florence's culinary creations may be tasted. To support the launch, there will also be a national multi-media advertising campaign featuring Florence.

"For more than 25 years, Applebee's has been committed to providing great-tasting food and we are excited to engage a talented chef like Tyler Florence to bring his unique, American cooking style into our kitchen," said Dave Goebel, president and chief operating officer of Applebee's. "Applebee's is not only first in number of units, sales and market share, we are now first in class in the casual dining segment by providing a new level of quality menu options from a renowned chef."

"Being a chef on television for the last ten years has given me a lot of insight on the way America really likes to eat, and when Applebee's invited me to be a part of the team, I jumped at the opportunity," said Florence. "Being a chef in New York City, to ask everyone to come to me sometimes is a bit limiting, but to actually bring my food to the American people - I'm really excited about it."

The addition of Florence's items to the menu is part of Applebee's ongoing effort to provide great-tasting food to consumers. Applebee's has made an aggressive move to reinvigorate its menu by infusing the Applebee's menu with great-tasting options. Including Florence's exclusive dishes, Applebee's will have introduced more than 20 new or improved menu items by the end of the year.

New items will be introduced beginning in September, providing Applebee's customers' taste buds the chance to enjoy a mouthwatering variety of Florence's culinary exploits. Each dish reflects Florence's passion for seeking out the most flavorful, satisfying food from across the country and across cultures. His unique cooking style is a fusion of flavors created from the freshest ingredients that inject a youthful flair into an already outstanding menu.

-more-

Applebee's Partners with Tyler Florence
Page 2

The new items include:
o Penne Rosa with Sweet Italian Sausage - Classic penne pasta tossed in Tyler's own traditional spicy Italian tomato cream sauce, and mixed with ripe tomatoes and green peas. Topped off with hearty, sweet Italian sausage and freshly shaved Parmesan cheese. Served with a sun dried tomato focaccia breadstick to soak up the flavors.
o Herb-Crusted Chicken Topped with Italian Country Salad - Juicy whole chicken breast coated in a light, crisp Panko crust and Italian seasonings. Topped off with a fresh baby arugula salad mixed with grape tomatoes, and fresh mozzarella - all tossed in a creamy Parmesan dressing and finished with shaved Parmesan cheese to provide a perfect complement of flavors in every bite.
o New Crispy Brick Chicken with Warm Spinach Salad - Tender petite chicken split and pressed flat directly against a red-hot grill. The light marinade of rosemary and olive oil gets seared directly into the skin, making it so crisp it crackles with flavor. Complemented with a fresh spinach salad tossed with warm bacon dressing and then topped with diced hard boiled eggs, caramelized onions and shaved Parmesan cheese.
o Bruschetta Burger - 100% Angus burger that's juicy, robust - and like no other. Crowned with a zesty pesto sauce and fresh bruschetta mix, and set on thick wedges of mozzarella. Served between grilled focaccia bread for a delicious crunch. Crispy garlic fries sprinkled with shaved Parmesan complete this new classic.

The television, radio, and internet advertising campaigns feature Florence in the kitchen and around the neighborhood, introducing the new menu and its inspired tastes. Re-designed menus also include images of Florence and his food, inviting customers to "Enjoy a Meal with Huge Flavor."

About Applebee's
Applebee's International, Inc., headquartered in Overland Park, Kan., develops franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. There are currently 1,876 Applebee's restaurants operating system-wide in 49 states and 16 international countries. Additional information on Applebee's International can be found at the company's website www.applebees.com.

About Tyler Florence
Chef Tyler Florence has a unique perspective how Americans like to eat and cook with a focus on brilliant and simple cooking. In 1995, Florence earned the Executive Chef's position at Cibo, where his contemporary American cuisine received praise from numerous New York City publications. In 1998, Florence opened the much-anticipated Cafeteria in Manhattan as Executive Chef. Florence's Food Network career began in 1996 and he has hosted numerous shows in his ten years with the network, such as "Food 911", "How to Boil Water" as well as "Tyler's Ultimate" which premiered with a whole new season of shows in May 2006. His cookbooks include "Tyler Florence's Real Kitchen" (Clarkson Potter, 2003), "Eat This Book" (Clarkson Potter, 2005), and "Tyler's Ultimate" that will be released on September 26, 2006. A graduate with honors from the College of Culinary Arts at Johnson & Wales University in South Carolina, Chef Florence was awarded an honorary doctorate in 2004. He now sits on the board of the Culinary Council for Marshall Field's. Tyler lives in New York City and is currently working on a restaurant project of his own, Bar Florence, set to open in Manhattan in 2007.


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